Exhibit 10.2

Maplebear Canada ULC

May 26, 2025

Chris Rogers

I am pleased to offer you continued employment with Maplebear Canada ULC, an unlimited liability corporation under the laws of Nova Scotia (the “Corporation”) on the terms and conditions in this letter. If accepted, this letter and its enclosures and referenced documents will form your contract of employment with the Corporation (the “Agreement”). The Corporation will reimburse you up to CAD $25,000 for legal fees incurred by you in the review and negotiation of this Agreement, conditional on you providing an invoice from your lawyer confirming the amount of legal fees actually incurred.
1.Start Date: Your original employment start date of July 17, 2019 (the “Start Date”) is recognized, and all service-based entitlements provided for in this Agreement will be determined based on the Start Date.
2.Position: You will assume the position of Chief Executive Officer and President of Maplebear Inc. (“Parent”) on or around August 15, 2025 but no later than August 31, 2025 (the “Promotion Date”). Your employment by the Corporation shall be for an indefinite term unless earlier terminated in accordance with the provisions of this Agreement.
3.Board of Directors: You agree to serve as a member of the Board of Directors of Parent (the “Board”), subject to approval by the Board of your appointment and related expansion of the Board, without additional compensation. You agree to execute all necessary consents and complete any required regulatory filings from time to time as required by law in order to act as a director. Upon ceasing to be Chief Executive Officer you will be deemed to have resigned as a director and shall execute and deliver a written resignation and such other documents as may reasonably be required to effect such resignation.
4.Reporting and Duties: You shall report to and act in accordance with the reasonable directions of the Board. You shall perform such duties and exercise such responsibilities related to, and commensurate with, your position and such other reasonable and necessary duties and responsibilities as may be assigned by the Board from time to time.
5.Standard of Performance: In carrying out the duties and responsibilities under this Agreement, you will at all times act faithfully, honestly, competently, and in a manner consistent with the best interests of the Corporation. You shall carry out all duties in accordance with the by-laws and policies of the Corporation, Parent and its or their respective affiliates (collectively, the “Company Group”), and all applicable laws and regulations.
6.Annual Salary: Effective as of the Promotion Date, you will receive an annual salary of CAD $1,370,000 (the “Base Salary”), which will be paid in accordance with the Corporation's normal payroll procedures and subject to all withholdings and deductions required by law. Your Base Salary will be reviewed from time to time by the Corporation. The Corporation is under no obligation to increase your Base Salary at the time of any salary review. Any increase to your Base Salary is at the sole discretion of the Corporation. The Corporation requires that employees sign up for direct deposit for payroll purposes. As an exempt salaried employee, you will be expected to work the Corporation’s normal business hours and additional hours as required by the nature of your work assignments, and you will not be entitled to overtime compensation.
7.Executive Performance Bonus for 2025: In your current role as Chief Business Officer of Parent, you participate in the Maplebear Inc. Executive Performance Bonus Plan and a participation agreement thereunder with respect to fiscal year 2025 (the “CBO Bonus Plan”). Upon and following the Promotion Date, you will cease to participate in the CBO Bonus Plan. As soon as practicable following the Promotion Date, you will receive a discretionary bonus payment in lieu of your opportunity under the CBO Bonus Plan.
8.Equity: As soon as practicable following the Promotion Date, subject to the approval of the Compensation Committee of the Board, you will receive a promotion equity grant in the form of time-vesting restricted stock units (“RSUs”) covering shares of Parent’s common stock with an aggregate grant date value, as calculated by Parent, equal to USD $15 million (the “Promotion Equity Grant”). The number of RSUs subject to the Promotion Equity Grant will be determined in accordance with Parent’s practices in place as of the grant date. The Promotion Equity Grant will vest 8% on November 15, 2025 and 11.5% on each of Parent’s next eight (8) regular quarterly vesting dates thereafter, such that the Promotion Equity Grant will be fully vested by November 15, 2027, subject to your Active Employment with the Company Group through each applicable vesting date. The Promotion Equity Grant will be subject to the terms of the Maplebear Inc. 2023 Equity Incentive Plan (the “Equity Plan”) and the applicable equity award agreement in the form of agreement attached hereto as Schedule A, which you will be required to sign.
In addition, you will receive an annual refresh equity grant in 2026 pursuant to the Equity Plan or any successor plan thereto, which shall be granted at the same time as such 2026 annual refresh grants are made to other senior executives of Parent, but in any event, no later than May 1, 2026, subject to you signing an equity award agreement (the “2026 Equity Grant”). The 2026 Equity Grant will have a targeted aggregate grant date value, as calculated by Parent, equal to USD $15 million and will be in such form(s), and subject to such reasonable vesting terms and conditions, as shall be determined by the Board and/or the Compensation Committee thereof in its or their sole discretion.
Except as expressly provided in the applicable equity award agreement governing your equity award or in the Maplebear Inc. Severance and Change in Control Plan and your amended participation agreement thereunder, all unvested equity shall cease to vest and shall automatically forfeit after you are no longer Actively Employed. You further acknowledge and agree that you will have no common law right to damages for compensation in lieu of any compensation or benefits you would have earned under the plan after Active Employment, and you hereby agree not to pursue any claim for any such damages. "Actively Employed" refers to the period you are employed with the Company Group up to and including the date on which your employment terminates in fact and specifically includes any period of working notice of termination, any period of notice of resignation (whether or not waived by the Corporation) and the statutory notice of termination period required by the Ontario Employment Standards Act, 2000, as amended (the “ESA”), but, regardless of whether the termination is deemed lawful or unlawful, excludes any longer common law, civil law or contractual period of non-working notice of termination or period to which you are entitled to damages or pay in lieu of common law/civil law notice. “Active Employment” shall have the same meaning.
9.Benefits: As a permanent full time employee of the Corporation, you continue to be eligible for benefits in accordance with the applicable benefit plans and policies for similarly situated employees, including without limitation, medical, dental, vision, life, disability, and accidental death and dismemberment insurance plans. The Corporation reserves the right to alter, amend, or replace the group benefit plans it may make available to its executives with or without notice. The benefit plans that are currently provided to the Corporation’s executives are outlined in the benefits summary booklet, which has been provided to you and which you acknowledge receiving.
10.Vacation: The amount of vacation and holiday time off will be provided in accordance with the policies of the Corporation. However, in no case will you be entitled to less than four (4) weeks of paid vacation per year. As employees take their paid time off, they will deplete their statutory entitlements first. For clarity, employees forfeit without payment in lieu any vacation time or pay that exceeds the minimum statutory entitlements upon termination of employment.
11.Expenses: You shall be reimbursed for all reasonable business and security-related expenses actually and properly incurred by you in connection with the proper discharge of duties under this Agreement, and in accordance with the rules and policies made and revised by the Corporation from time to time in its sole discretion. In order to claim reimbursement from the Corporation for any business or security-related expense incurred in connection with the proper discharge of duties under this Agreement, you will be required to follow the process and provide such documentation as the Corporation may require under its policies. In addition, you will be eligible for business travel in accordance with the travel policy maintained by the Corporation from time to time.
12.Conditions: This offer and your employment are conditional on:
a)verification of your right to work in Canada, as demonstrated by your presentation of your Social Insurance Number as requested by the Corporation, and your continued right to work during employment;
b)you not being party or otherwise bound to any employment, confidentiality, non-solicitation, non-competition or similar agreements which would conflict with or be violated by your employment with the Corporation. By accepting this offer, you confirm that you are able to accept this job and carry out your duties without breaching any legal restrictions imposed by a current or former employer or other third party.
13.Duty of Loyalty: During your employment with the Corporation, you shall devote all working time and attention to the performance of the duties and responsibilities pursuant to this Agreement, and you further agree that you will not, without the prior written consent of the Chair of the Board, undertake any other business, occupation, appointment, work or employment, including but not limited to serving on the board of another organization.
14.Acknowledgment of Fiduciary Obligations: You acknowledge that you are a fiduciary of the Corporation and agree to be bound by common law fiduciary obligations during employment and following termination of employment for any reason. Your fiduciary duties shall be supplemental to any other obligations you have under this Agreement.
15.Company Group Policies and PIIA. As an employee of the Corporation, you are expected to abide by the policies and procedures maintained by the Company Group from time to time, and acknowledge in writing that you have reviewed the Corporation’s Employee Handbook, as in effect and/or updated from time to time. The Corporation’s Employee Handbook includes various policies, including policies regarding workplace accommodation and policies prohibiting discrimination and harassment contrary to applicable laws. The Proprietary Information and Inventions Assignment Agreement (the “PIIA”) signed by you on May 5, 2019 is incorporated by reference, is deemed to be part of this Agreement, and continues in force to bind you. For all purposes of the Maplebear Inc. Severance and Change in Control Plan, the PIIA shall be deemed to be the “Confidentiality Agreement” (as defined in the plan). In addition, you acknowledge and agree to comply with the additional terms and conditions outlined in Appendix A attached hereto.
16.Directions: You agree to comply with all lawful reasonable instructions and directions that you may receive from the Board during the course of employment with the Corporation.
17.Termination of Employment: As Chief Executive Officer, you will continue to participate in the Maplebear Inc. Severance and Change in Control Plan and will be subject to an amended participation agreement thereunder. Your entitlements upon termination of employment shall be in accordance with the Maplebear Inc. Severance and Change in Control Plan and your amended participation agreement thereunder, provided that in every case you shall receive your entitlements under the ESA. Your entitlements under the Maplebear Inc. Severance and Change in Control Plan and your amended participation agreement shall constitute your entire entitlement to notice of termination or pay in lieu of notice and severance pay (if applicable) under any applicable statute, common law and/or contract.
Notwithstanding anything in the Maplebear Inc. Severance and Change in Control Plan and your amended participation agreement to the contrary, in the event that the Maplebear Inc. Severance and Change in Control Plan is discontinued or not renewed (for any reason), you will remain entitled to the same payments and benefits set forth in the Maplebear Inc. Severance and Change in Control Plan had the Maplebear Inc. Severance and Change in Control Plan been in effect at the applicable time of termination.
18.Resignation without Good Reason: Except for Good Reason as defined in the Maplebear Inc. Severance and Change in Control Plan, you may terminate this Agreement and your employment with the Corporation by providing the Corporation with three (3) month’s prior written working notice. The Corporation may waive all or any part of the notice given by you and direct you not to report for work for any part of the notice period. In these circumstances, you would continue to receive the Base Salary, continued vesting of your equity awards (including, for greater certainty, RSUs) and benefits during the waived period of notice and any other minimum entitlements required by the ESA.
19.Resignation for Good Reason: Resignation for Good Reason shall be in accordance with the terms and conditions of the Maplebear Inc. Severance and Change in Control Plan, provided that in every case you shall receive your entitlements under the ESA.

20.Minimum Standards: In the event that the minimum standards specified by the ESA are more favorable to you than a provision of this Agreement in any respect, the relevant minimum standard of the ESA shall apply in place of that provision, without affecting the validity of the remainder of this agreement, and shall be your entire entitlement.
21.Continued Application: Sections 17 to 20 shall apply regardless of any changes to the terms and conditions of your employment subsequent to your signing of this Agreement including, but not limited to, promotions and transfers, unless we expressly agree otherwise in writing.
22.Return of Property: Upon termination of this Agreement, you shall at once deliver or cause to be delivered, to the Company Group, in addition to those items set forth in Subsection 3(f) of the PIIA, all computers, effects, electronic devices, smartphones, keys, credit cards, access passes and/or any other property belonging to the Company Group that is in your possession, charge, control or custody.
23.Enurement: This Agreement shall enure to the benefit of and be enforceable by your heirs, estate, successors or legal representatives but otherwise is not assignable by you. This Agreement and your employment hereunder are assignable by the Corporation, acting reasonably.
24.Sections and Headings: The division of this Agreement into articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or subsection refers to the specified section or subsection of this Agreement.
25.Severability: If any provision of this Agreement is determined at any time by a court, arbitrator or tribunal of competent jurisdiction to be invalid, illegal or unenforceable, such provision or part thereof shall be severable from this Agreement and the remainder of this Agreement will be construed as if such invalid, illegal or unenforceable provision or part thereof had been deleted herefrom.
26.Survival: Notwithstanding the termination of this Agreement for any reason, all sections of this Agreement which by their terms are to be performed following the termination hereof shall survive such termination and be continuing obligations.
27.Compliance with Legislation: Should any term of this Agreement fail to comply with a mandatory minimum standard or requirement imposed by applicable legislation, then the minimum standard or requirement shall apply in place of the offending term of this Agreement, and shall constitute the rights and obligations of the Parties in that respect.
28.Waiver: Waiver by the Corporation of any breach or violation of any section of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.
29.Copy of Agreement: You hereby acknowledge receipt of a copy of this Agreement duly signed by the Corporation.
30.Governing Law: This Agreement and all matters arising hereunder shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Any legal action or proceeding commenced by either party arising out of this

Agreement will be brought in a court of competent jurisdiction in the Province of Ontario. Each party shall submit to and accept the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding.
31.Independent Legal Advice: You acknowledge that you have read and understood this Agreement, and confirm that you have had the opportunity to obtain legal advice about this Agreement prior to entering into this Agreement.
32.Counterparts: This Agreement may be executed electronically and in counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.
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All of us at the Corporation are excited about the prospect of your promotion. Please sign and date this Agreement in the space provided below, and return it to me if you wish to accept continued employment at the Corporation under the terms described herein. A duplicate original is enclosed for your records. Except as specifically noted herein, this Agreement, its enclosures and referenced documents, set forth the terms of your continued employment with the Corporation and supersede any prior representations or agreements, whether written or oral with respect to the subject matter hereof and related to your prior employment as Chief Business Officer. This letter may not be modified or amended except by a written agreement, signed by you and an authorized representative of the Board. Additionally, your Promotion Date can only be modified through written agreement between you and an authorized representative of the Board.
Very truly yours,
Maplebear Canada ULC
By:

/s/ Fidji Simo
Fidji Simo, Chair of the Board of Directors of Maplebear Inc.

I have read and accept this employment offer.

/s/ Chris Rogers
Chris Rogers